MOMENTOUS ENTERTAINMENT GROUP CLOSES ON CHIMERACOMPANYGAMES.COM ACQUISITION

ChimeraCompanyGames.com Will Provide Domestic as well as Foreign Revenue Streams

LAS VEGAS, NEVADA, March 13, 2017 – Momentous Entertainment Group, Inc. (“Momentous”) (OTCBB:MMEG), a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platforms, announced today that it has executed closing documents to acquire the online gaming business, Chimera© Games (“Chimera”) in an asset only purchase. ChimeraCompanyGames.com is a well-established game platform with a portfolio of seven popular games and a loyal user community containing over 1 million users and 550,00 email addresses which produce an excellent ADPU (Average Dollar Per User) that exceeds the gaming industry average.

The sale includes two website domains, www.ChimeraCompanyGames.com and www.ChimeraCompany.com, all online and social media games currently available on these websites, several Facebook social media accounts, all current customer accounts which include 1 million unique users and 550,000 email addresses. The games within the Chimera portfolio include: (i) The Mob: Rise of the Don, (ii) Monster Island, (iii) Renegade, (iv) Zombie Rezurrection, (v) Syndicate, (vi) Mercenary Star, (vii) Heroes: Knights of the Realm.

The Facebook performance statistics for Chimeras’ leading games indicate that the Average Dollar per User (ADPU) is considerably higher than the competition. Additionally, the conversion rate from Free Player to Spender is well above the industry average.

The assets are monetized by offering free to play games on social media and web portals with premium currency sold in game. The current primary driver of user traffic comes from Facebook but additional customers play the games directly on the Chimera games website portal at www.chimeracompanygames.com. Momentous will be expanding the worldwide usage and revenue generation of these social games by making them available on Momentous’ previously acquired Poolworks (MeinVZ and StudiVZ) social media networks in Germany, Austria and Switzerland.

Momentous also executed consulting agreements with Arkham Labs, developers of Chimera Games to continue to update and maintain the games currently running as well as expand the growth of the gaming platform by creating new games for the Facebook, Poolworks and web based platforms. Prioritizing of development efforts will be towards games with the highest ROI and earnings potential. These game enhancements and any new games created will be fully owned by Momentous Entertainment Group.

Momentous also signed a support services agreement with Arkham Labs to provide customer support to Chimera gamers as they enjoy the games on the various platforms.

Momentous CEO Kurt Neubauer stated, “We are very pleased to bring the gaming platform into the family of assets that Momentous continues to grow. As stated in a recently issued company audio update, Momentous is seeking multiple business roll up opportunities that will not only bring assets to the company but also be synergistic between them and allow for the production of additional revenues.” Mr. Neubauer also stated ”We are also very excited that Arkham Labs of Fort Worth Texas has agreed to contract with Momentous to enhance the games and assist with integration into our Poolworks Ltd asset and also build and create new products that will bring even more revenue and profits to the Company.”

About Chimera© Games

ChimeraCompanyGames has built a reputation among the casual and avid social media gamer. With a portfolio of games that appeal to a wide range of users, CCG has built an impressive following on Facebook with great user engagement. Its origins date back to 2008 when it exclusively launched games on both the Myspace and Facebook platforms and in 2013 introduced ChimeraCompanyGames.com as an additional dedicated website based usage option for users.

 About Momentous Entertainment Group (MMEG)

Momentous Entertainment Group, Inc. is a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platforms. Momentous has a combined management experience of more than 100 years in entertainment, technology and marketing.

Please note the Company may use social media to communicate with the public. This communication may include information that could be deemed material information. As a result, the Company encourages interested parties to review the information that it posts on the following social media channels: Facebook (https://facebook.com/momentousent13), Twitter (https://twitter.com/momentousent13), and LinkedIn (https://www.linkedin.com/company/15878606).

To learn more, visit Momentous Entertainment Group’s websites: Products Site www.momentousent.com, Music Site www.momentousmusic.com and Music One Corp www.music1.biz.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Momentous Entertainment Group Inc’s (MMEG) future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of MMEG to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents MMEG files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on MMEG’s future results. The forward-looking statements included in this press release are made only as of the date hereof. MMEG cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, MMEG undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by MMEG.

Contacts:

Tom Nelson 480-326-8577 tenassociates33@gmail.com